Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-8 No. 333-197930) of Stereotaxis, Inc. pertaining to the Stereotaxis, Inc. 2009 Employee Stock Purchase Plan

2)	Registration Statements (Form S-8 Nos. 333-197929, 333-213052, 333-219860 and 333-233847) of Stereotaxis, Inc. pertaining to the Stereotaxis, Inc. 2012 Stock Incentive Plan

3)	Registration Statement (Form S-1 No. 333-214255) of Stereotaxis, Inc. pertaining to the registration of 86,065,014 of shares of common stock of Stereotaxis, Inc.

4)	Registration Statement (Form S-3 No. 333-233846) of Stereotaxis, Inc. pertaining to the registration of 12,195,121 of shares of common stock of Stereotaxis, Inc.

5)	Registration Statement (Form S-3 No. 333-237194) of Stereotaxis, Inc. pertaining to the registration of up to $100,000,000 of debt securities, common stock, preferred stock, warrants, rights, or units of Stereotaxis, Inc.

6)	Registration Statement (Form S-3 No. 333-258751) of Stereotaxis, Inc. pertaining to Stereotaxis, Inc. 2021 Stock Incentive Plan, as Amended and Restated, and David L. Fischel CEO Performance Share Unit Award

of our reports dated March 10, 2022 with respect to the financial statements and schedule of Stereotaxis, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2021.

/s/ Ernst & Young LLP
St. Louis, Missouri
March 10, 2022